Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on May 9, 2016 and effective as of April 21, 2016 (the “Effective Date”), by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation with a place of business at 5600 Blazer Parkway, Suite 200, Dublin, Ohio 43017-7550 (the “Company”), and Jed A. Latkin, residing at 340 West 86th Street, Apt. 6B, New York, New York 10024 (“Executive”). The Company and Executive are hereinafter sometimes collectively referred to as the “Parties.”

WHEREAS, the Company has offered to employ Executive as interim Chief Operating Officer, and the Executive desires to accept such employment; and

WHEREAS, the Parties wish to establish terms, covenants, and conditions for Executive’s employment with the Company through this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the Parties agree as follows:

1.                  Position and Duties. From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company, as the Company’s interim Chief Operating Officer and/or in such other position or positions as shall be assigned to him by the Company’s Board of Directors (the “Board”). While serving as interim Chief Operating Officer, the Executive shall report directly to the Board. The Executive shall have such management, supervisory and operational functions and other powers, functions and duties as may from time to time be prescribed by the Board. During the Term of this Agreement (as defined in Section 2 below), the Executive agrees to devote substantially all of his business time to the positions he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties that are assigned to him. The Executive shall also observe and abide by the reasonable corporate policies and decisions of the Company in all business matters.

2.                  Term. This Agreement shall be in effect from April 21, 2016. The Company and Executive agree that Executive’s employment with the Company is for no specified period of time and constitutes “at will” employment. As such, either Party may terminate this Agreement and Executive’s employment relationship with the Company at any time, without notice and for any reason with or without cause. The provisions of Sections 5 and 6 shall survive any termination of this Agreement. The term of Executive’s employment under this Agreement is referred to herein as the “Term.”

3.                  Compensation.

(a)                Salary. During the Term, the Executive shall receive a monthly salary (the “Monthly Salary”) of $15,000 during the first and second months following the Effective Date, $17,500 during the third and fourth months following the Effective Date and $20,000 per month thereafter, which Monthly Salary shall be paid in accordance with the Company’s normal payroll procedures. The Board may evaluate the Monthly Salary from time to time and increase such salary in its sole discretion.

(b)               Stock Options. Executive acknowledges that, on the Effective Date, the Company granted Executive a stock option to purchase 45,000 shares of common stock of the Company at an exercise price of $1.50 per share. Such stock options vest and become exercisable in equal monthly installments of 7,500 shares over a period of six consecutive months commencing on the one month anniversary of the Effective Date and shall have a term of ten years, subject to earlier termination as specified in the stock option and/or the Company’s related 2014 Stock Incentive Plan. After a period of six months, the Company will consider, in its sole discretion, granting additional stock options to Executive.

4.                  Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for travel and similar items, promptly after presentation by the Executive, from time to time, of an itemized account of such expenses.

5.                  Proprietary Information Agreement. Executive has executed a Proprietary Information Agreement as a condition of employment with the Company. The Proprietary Information Agreement shall not be limited by this Agreement in any manner, and the Executive shall act in accordance with the provisions of the Proprietary Information Agreement at all times.

6.                  Non-Competition; Non-Solicitation: Non-Interference. Executive agrees that for so long as he is employed by the Company and for a period of one (1) year following termination of his employment for any reason (the “Restricted Period”), Executive will not:

(a)                engage, on his own behalf or on behalf of any other person or entity, in any capacity, including, without limitation, as a director, officer, employee, agent, consultant or representative, or have any ownership interest in any person or entity that engages (directly or indirectly), in any activities which are the same or similar as, or in competition with, the business of the Company and the activities carried on by the Company at any time during Employee’s employment with the Company;

(b)               solicit for employment any person who is employed by the Company as of or subsequent to the Effective Date or who was employed by the Company within the twelve (12) months immediately preceding the Effective Date; or

(c)                solicit, induce, encourage or attempt to influence any client or customer, consultant, independent contractor, vendor or supplier of the Company to cease to do, or reduce the amount of business done with, the Company following the Effective Date.

7.                  Representations, Warranties and Agreements. Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

8.                  Successors: Binding Agreement. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and shall be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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9.                  Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or three (3) days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to either Party at the address set forth hereinabove or to such other address as either Party may have furnished to the other in writing in accordance herewith.

10.              Amendments and Waivers. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officers of the Company as may be specifically designated by the Board. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.              Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.              Entire Agreement. This Agreement, and the Proprietary Information Agreement referred to herein, sets forth the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no promises, covenants, arrangements, communications, representations or warranties, whether oral or written, between the Parties or by any officer, employee or representative of any Party hereto or any predecessor of any Party hereto other than those that are expressly contained herein.

13.              Non-assignability. This Agreement is entered into in consideration of the personal qualities of Executive and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of Company. It is expressly understood and agreed that this Agreement, and the rights accruing and obligations owed to the Company hereunder, and the obligations to be performed by the Company hereunder, may be assigned by the Company to any of its successors or assigns.

14.              Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of choice of law or conflicts of laws. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in New York, New York, and each of the Parties irrevocably submits to the jurisdiction of each such court in any such action or proceeding, waives any objection he or it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained for agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section may be served on any of the Parties anywhere in the world.

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15.              Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTION WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THEM. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court or other tribunal (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND RELATED DOCUMENTS. In the event of litigation, this Agreement may be filed as written consent to a trial by the court.

16.              Headings. The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

17.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first-above written.

/s/ Jed. A. Latkin
Jed A. Latkin

Navidea Biopharmaceuticals, Inc.

By:	/s/ Jed A. Latkin
Name: Jed A. Latkin
Title: Interim Chief Operating Officer
(as Authorized by the Board of Directors)

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